Exhibit 3.61

State of Delaware
Secretary of state
Division of Corporations
Delivered 11:09 AM 06/21/2007
FILED 11:09 AM 06/21/2007
SRV 070734396 - 4376090 FILE
STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION
of
VHS SAN ANTONIO PARTNERS, LLC
     This Certificate of Formation of VHS San Antonio Partners, LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.
• First:	The name of the limited liability company is VHS San Antonio Partners, LLC.

• Second:	The address of its registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Delaware 19904. The name of its Registered Agent at such address is National Registered Agents, Inc.
     IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has caused this Certificate of Formation to be duly executed this 20th day of June, 2007.

By:	/s/ Ronald P. Soltman

Authorized Person

Name:	Ronald P. Soltman

(Type or Print)